CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

SKY QUARRY INC.

Sky Quarry Inc. (the  “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

Article FOUR of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting therefor:

“4. The Corporation shall be authorized to issue a total of two billion (2,000,000,000) shares of its capital stock, par value one one-hundredth of a cent ($0.0001) per share (the “Common Stock”).”

All other provisions of the Certificate of Incorporation remain unchanged.

This Certificate of Amendment to the Certificate of Incorporation was approved by the board of directors at a special meeting of directors held on August 28, 2025 and by a majority of the shares voted at an annual meeting of stockholders on November 4, 2025, pursuant to the requirements of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its authorized officer as of the 5th day of November 2025.

SKY QUARRY INC.

By:	/s/ Marcus Laun
Name: Marcus Laun
Title: President